UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) — February 4, 2022

ENVESTNET, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-34835	20-1409613
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

35 East Wacker Drive, Suite 2400 Chicago, Illinois	60601
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (312) 827-2800

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol(s)	Name of each exchange on which registered
Common stock, par value $0.005 per share	ENV	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement.

On February 4, 2022, Envestnet, Inc., (“Envestnet”) and certain of its subsidiaries entered into a Third Amended and Restated Credit Agreement (the “Credit Agreement”) with a group of banks (the “Banks”), for which Bank of Montreal is acting as administrative agent (the “Administrative Agent”).

The Credit Agreement amends and restates, in its entirety, the Second Amended and Restated Credit Agreement, dated as of July 18, 2017, as amended, by and among Envestnet, the guarantors party thereto, the lenders party thereto and Bank of Montreal, as administrative agent (the “Prior Credit Agreement”).

The Credit Agreement amended certain provisions under the Prior Credit Agreement to, among other things, (i) extend the maturity of loans and the revolving credit commitments, (ii) reduce the interest rate payable on the loans and (iii) increase capacity and flexibility under certain of the negative covenants.

The Credit Agreement provides, subject to certain customary conditions, for a revolving credit facility (the “Credit Facility”), in an aggregate amount of $500.0 million, with a $20.0 million sub-facility for letters of credit.

The Credit Facility matures on February 4, 2027.

Outstanding loans under the Credit Facility accrue interest, at Envestnet’s option, at a rate equal to either (i) a base rate plus an applicable margin ranging from 0.25% to 1.75% per annum or (ii) an adjusted Term SOFR rate plus an applicable margin ranging from 1.25% to 2.75% per annum, in each case based upon the total net leverage ratio, as calculated pursuant to the Credit Agreement. The undrawn portion of the revolving credit commitments under the Credit Facility is subject to a commitment fee at a rate ranging from 0.25% to 0.30% per annum, based upon the total net leverage ratio, as calculated pursuant to the Credit Agreement.

The obligations of Envestnet under the Credit Agreement are guaranteed by substantially all of Envestnet’s domestic subsidiaries and are secured by a first-priority lien on substantially all of the personal property (other than intellectual property) of Envestnet and the guarantors, subject to certain exclusions.

Proceeds under the Credit Agreement may be used to finance capital expenditures and permitted acquisitions and for working capital and other general corporate purposes.

The Credit Agreement contains customary conditions, representations and warranties, affirmative and negative covenants and events of default. The covenants include certain financial covenants requiring Envestnet to maintain compliance with (i) a quarterly maximum total net leverage ratio covenant set at 4.00 to 1.00, (ii) a quarterly minimum interest coverage ratio covenant set at 4.00 to 1.00 and (iii) a minimum liquidity covenant set at $100.0 million, which is tested as of the end of each of (x) the fourth fiscal quarter of 2022 and 2024 and (y) the first fiscal quarter of 2023 and 2025.

There is no material relationship between Envestnet or any of its subsidiaries or affiliates and Bank of Montreal, other than in respect of the Credit Agreement and certain commercial and investment banking relationships, all of which have been entered into in the ordinary course of business.

The foregoing description of the Credit Agreement does not purport to be complete and is qualified, in its entirety, by reference to the Credit Agreement, a copy of which is attached as Exhibit 10.01 and incorporated herein by reference.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The text set forth in Item 1.01 regarding the terms and conditions of the Credit Agreement is incorporated into this Item 2.03 by reference.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

10.01	Third Amended And Restated Credit Agreement, dated as of February 4, 2022, by and among Envestnet, the Guarantors party thereto, the Lenders party thereto and Bank of Montreal as Administrative Agent.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ENVESTNET, INC.

By:	/s/ Peter D’Arrigo
Name: Peter D’Arrigo
Title: Chief Financial Officer

Date: February 8, 2022